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                     June 30, 2022

       W. Mark Tatterson
       Chief Financial Officer
       United Bankshares, Inc./WV
       514 Market Street
       Parkersburg, WV 26102

                                                        Re: United Bankshares
Inc./WV
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 002-86947

       Dear Mr. Tatterson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance